Exhibit 99.1

FOR IMMEDIATE RELEASE

Brookdale Increases Dividend to $0.40 per Share for the Third Quarter and

Announces Management Changes

Chicago, IL. September 18, 2006 – Brookdale Senior Living Inc. (NYSE: BKD) announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.40 per share for the third quarter ending September 30, 2006. The $0.40 per share dividend represents a 14% increase over the second quarter 2006 dividend of $0.35 per share, and an increase of 60% since the fourth quarter 2005 when Brookdale went public. The dividend is payable on October 16, 2006 to holders of record of Brookdale's common stock on September 29, 2006.

Bill Doniger, Brookdale's Vice Chairman commented, "Brookdale continues to successfully implement its business strategy of growing cash flow both organically and through accretive acquisitions, and paying it to our investors as dividends. Since our IPO, we have increased our dividend by 60%. As we realize the benefits of our recent acquisitions including the American Retirement transaction, we expect to evaluate further increases to our dividend in the coming quarters."

Management Changes

The Company also announced today that R. Stanley Young, Brookdale Executive Vice President and Chief Financial Officer, will retire from the Company effective March 30, 2007. Mr. Young has served as the CFO of Brookdale and its predecessor company since 1999. Mark Ohlendorf, currently Co-President of Brookdale Senior Living, will assume his responsibilities. Additionally, Bryan Richardson, formerly Executive Vice President and CFO for American Retirement Corporation, has been named Chief Accounting Officer effective immediately.

Mark J. Schulte, Brookdale’s Co-CEO, said, “I have really enjoyed working with Stan the last seven years. All of us at Brookdale appreciate Stan’s leadership and dedication during a period of tremendous growth and change to help create the country’s largest senior housing company. We want to thank him for his many important contributions to Brookdale’s success and wish him well.”

“I have valued the opportunity to be a part of building one of the leading senior housing companies,” added Stan Young. “It has been an exciting experience growing and taking Brookdale public. Now, I look forward to devoting more time and attention to my family after 30 years in business.”

“Mark and Bryan’s extensive financial background, first-hand knowledge of the business and demonstrated business acumen will support a seamless succession to Stan’s successful tenure,” said Bill Sheriff, Brookdale’s Co-CEO. “I am confident that Brookdale will continue to achieve our financial goals under their direction and leadership and maintain our culture of strong financial discipline and management.”

Mark Ohlendorf joined Alterra Healthcare through the 1997 merger of Alterra and Sterling House Corporation, where he was Chief Financial Officer. In April 2003, he was elected as Alterra’s President, appointed CEO in December 2003 and became Co-President of Brookdale Senior Living in August 2005. His background encompasses nearly 25 years of experience in various sectors of the health care industry, including skilled nursing and hospice services.

Bryan Richardson joined American Retirement in 2000 as Vice President of Finance, then was elected as Executive Vice President and Chief Financial Officer of American Retirement Corporation in 2003. Prior to joining American Retirement, he served in various capacities including Senior Vice President - Finance and Chief Financial Officer of American Color Graphics, a national graphic arts company.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Currently the Company owns and operates independent, assisted, dementia-care facilities and continuing care retirement centers, with approximately 52,000 residents.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to the payment of future dividends and the integration of our recent acquisitions. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contacts:

Brookdale Senior Living Inc.
Francie Nagy, New York	1-212-515-4625
Ross Roadman, Nashville	1-615-376-2412
Web site: http://www.brookdaleliving.com